Certain identified information in this document has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed, and has been marked with "[***]" to indicate where omissions have been made.

STRATEGIC DEVELOPMENT AGREEMENT

This Strategic Development Agreement (this "Agreement") is made and entered into as of March 14, 2021 (the "Effective Date"), by and among ATAI Life Sciences AG, a company incorporated and registered in the Federal Republic of Germany ("Atai"), and IntelGenx Corp., a Canadian corporation (the "Company"). Atai and the Company are each referred to individually as a "Party" and together as the "Parties".

RECITALS

Whereas Atai and companies in which Atai owns and/or controls at least 25% of the voting securities  (the "Associated Companies") are working on innovative treatments for mental health, including those involving psychedelics.

Whereas Atai provides operating leverage to the Associated Companies by providing shared services and expertise, including, without limitation, those related to intellectual property strategy, data analytics, clinical and regulatory support and scientific expertise.

Whereas the Company wishes to collaborate with Atai in drug development within the Field and avail itself of the shared services under the circumstances described herein.

Whereas, the Parties are entering into a Securities Purchase Agreement, dated as the date hereof (the "Purchase Agreement"), pursuant to which Atai will become a substantial shareholder of the Company.

AGREEMENT

Now, Therefore, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties agree as follows:

1. Definitions

1.1 "Affiliate" means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person; and, with respect to Atai, shall also include any Associated Company that enters into a Development Project Agreement and/or a Manufacturing Agreement with the Company.

1.2 "Agreement" shall have the meaning set forth in the first paragraph hereto.

1.3 "Atai Program Product-Specific Formulation IP" means all Project IP that is related to the formulation of one or more Atai Program Products including the active pharmaceutical ingredient(s) (collectively, the "API"). For clarity, Atai Program Product-Specific Formulation IP does not include any Company Background IP.

1.4 "Atai Program Product-Specific IP" means any and all Project IP that is related to the API, including improvements to such API, any treatment of such API, modification of such API, or pretreatment of such API to make it suitable for incorporation into Company IP. For the avoidance of doubt, Atai Program Product-Specific IP excludes any Project IP that is generally applicable to active pharmaceutical ingredients that are not the API. For clarity, Atai Program Product-Specific IP does not include any Company Background IP.

1.5 "Associated Companies" shall have the meaning set forth in the Recitals hereto.

1.6 "Atai" shall have the meaning set forth in the first paragraph hereto.

1.7 "Atai Indemnitee" shall have the meaning set forth in Section 9.2.

1.8 "Atai Program Products" shall have the meaning set forth in Section 2.

1.9 "Business Days" means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York or Toronto, Ontario or Montreal, Quebec are required by applicable law to remain closed.

1.10 "Business Opportunity" shall have the meaning set forth in Section 3.3.

1.11 "Business Opportunity Notice" shall have the meaning set forth in Section 3.3.

1.12 "Background IP" means any and all IP and IP Rights that are owned or controlled by a given Party or any of such Party's Affiliates as of the Effective Date of this Agreement, or in respect of which ownership or control is acquired by such Party or any of such Party's Affiliates during the Term of this Agreement as a result of activities conducted outside the framework of a Development Project Agreement or Manufacturing Agreement.

1.13 "Clinical IP" means any and all clinical data and associated IP and IP Rights collected in connection with seeking or obtaining regulatory approvals for any Atai Program Product, whether such clinical data are obtained or collected solely by or on behalf of one Party or jointly by or on behalf of the Parties, including any protocols, results, reports, evaluations, observations, laboratory notes and notebooks.

1.14 "Company" shall have the meaning set forth in the first paragraph hereto.

1.15 "Company Indemnitees" shall have the meaning set forth in Section 9.1.

1.16 "Company IP" means any and all IP and IP Rights owned or Controlled by the Company, expressly including all Background IP and Project IP owned or Controlled by the Company.

1.17 "Confidential Information" means, subject to the exceptions set forth in Section 7.2, all information regarding the technology, products or business of a Party or its Affiliates that such Party discloses or makes available to the other Party or any of its Affiliates or representatives whether in oral, written, graphic, electronic or other form.

1.18 "Control" (i) when used in respect of a Person, means, in respect of that particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; or (ii) when used with respect to IP or IP Rights, means the ownership or other ability of a Person to use, grant access to, or grant a license or sublicense to, such IP or IP Rights as provided herein without violating the terms of any agreement or arrangement with any Third Party and without violating any applicable law. In either case, "Controlling" and "Controlled" have meanings correlative thereto.

1.19 "Controlling Party" shall have the meaning set forth in Section 3.2.

1.20 "Cooperating Party" shall have the meaning set forth in Section 3.2.

1.21 "Development Projects" shall have the meaning set forth in Section 2.1.

1.22 "Development Project Agreement" shall have the meaning set forth in Section 2.1.

1.23 "Effective Date" shall have the meaning set forth in the first paragraph hereto.

1.24 "Event of Default" shall have the meaning set forth in Section 5.2.

1.25 "Field" means any compound (a) for the prevention or treatment of any mental health disease or disorder (as defined or listed in the Diagnostic and Statistical Manual and/or National Institute of Neurological Disorders and Strokes), and/or (b) that has psychedelic, entactogenic and/or oneirophrenic properties, but excluding animal applications of any kind.

1.26 "Intellectual Property" or "IP" mean inventions (whether patentable or unpatentable), discoveries, written material, compounds, information, know-how, trade secrets, copyrights, designs, plant breeders' rights, integrated circuit topographies, ideas (including but not limited to any computer software), formulae, algorithms, concepts, proprietary data, techniques, instructions, processes, expert opinions, information, materials, program listings, flow charts, logic diagrams, manuals, specifications, instructions, or any copies of the foregoing in any medium, or the expression thereof.

1.27 "Intellectual Property Rights" or "IP Rights" means any rights in Intellectual Property which a Person owns, seeks to own, and/or seeks to enforce, including any regular or provisional patent applications filed in the U.S., Canada or any other jurisdiction, and any divisionals, continuations, continuations-in-part, and any and all patents issuing thereon and/or renewals, and/or reissues, and/or extensions and any and all patents and patent applications in other countries corresponding thereto.

1.28 "Licensed Products" means only those Atai Program Products which are or have been the subject of a Development Project, which incorporate Company IP, and which are not manufactured by the Company pursuant to a Manufacturing Agreement.

1.29 "LOI Date" means February 15, 2021.

1.30 "Losses" shall have the meaning set forth in Section 9.1.

1.31 "Manufacturing Agreement" shall have the meaning set forth in Section 2.3.

1.32 "Manufacturing Fee" shall have the meaning set forth in Section 2.

1.33 "Net Sales" shall mean the gross amount received by Atai and its Affiliates and sublicensees for sales of Licensed Products of such product, less the following:

(a) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(b) amounts repaid or credited by reason of rejection, return, recalls or charge-backs;

(c) any taxes or other governmental charges levied on the production, sale, transportation, delivery or use of such product; and

(d) outbound transportation costs and costs of insurance in transit actually incurred;

in each case, as determined from the books and records of Atai, and/or its Affiliate(s), and/or sublicensees, maintained in accordance with generally accepted accounting principles in the United States;

For the avoidance of doubt, transfers of a Licensed Product between any of Atai, its Affiliates or a sublicensee for sale by the transferee shall not be considered Net Sales hereunder. Licensed Products sold or transferred to Third Parties in connection with clinical and non-clinical research and trials, product samples, compassionate sales or use, or an indigent program or for similar bona fide business purposes in commercially reasonable quantities and in accordance with applicable laws shall not give rise to Net Sales.

In the event that a Licensed Product is sold as a combination product, Net Sales, for the purposes of determining royalty payments on the combination product, shall mean the gross amount collected for the combination product less the deductions set forth in clauses (a) - (d) above, multiplied by a proration factor that is determined as follows:

(i) If all components of the combination product were sold separately in the applicable jurisdiction, the proration factor shall be determined by the formula [A / (A+B)], where A is the average gross sales price of all Licensed Products during when sold in the applicable jurisdiction separately from the other component(s), and B is the average gross sales price of the other component(s) during such period when sold in the applicable jurisdiction separately from the Licensed Product components; or

(ii) If all components of the combination product were not sold or provided separately in the applicable jurisdiction, the proration factor shall be determined by the Parties in good faith negotiations based on the relative value contributed by each component.

1.34  "Party", "Parties" shall have the meaning set forth in the first paragraph hereto.

1.35 "Person" means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or governmental entity.

1.36 "Project IP" means any and all IP and IP Rights that are developed, made, created, conceived, or reduced to practice solely by or on behalf of the Company or its Affiliates or jointly by or on behalf of the Parties during the Term of this Agreement and in the course of performing activities pursuant to a Development Project Agreement and/or Manufacturing Agreement, and excluding Background IP of each Party.

1.37 "Purchase Agreement" shall have the meaning set forth in the Recitals hereto.

1.38 "Purchased Shares" means Initial Shares and any Additional Shares, as such terms are defined in the Purchase Agreement. For clarity, Purchased Shares shall not include any shares underlying warrants issued pursuant to the Purchase Agreement, whether or not the warrants have been exercised.

1.39 "Restrictive Covenants" shall have the meaning set forth in Section 3.1.

1.40 "Scheduled Atai Program Product" shall have the meaning set forth in Section 2.2.

1.41 "Term" shall have the meaning set forth in Section 10.1.

1.42 "Third Party" means any Person that is not a Party or an Affiliate of a Party.

1.43 "Third Party Claim" shall have the meaning set forth in Section 9.1.

2. Development Projects; Atai Program Products

2.1 Atai will (with and through its Affiliates) use commercially reasonable efforts to engage the Company to conduct research and development projects ("Development Projects") using Company IP for the development and/or commercialization of Atai's and its Affiliates' present and future products and/or services within the Field (such products and/or services, collectively, the "Atai Program Products"), subject to separate agreements (each a "Development Project Agreement") to be negotiated and substantially in the form of the Feasibility Study Agreement between the Parties, dated August 20, 2020, except as modified herein or as mutually agreed by the applicable parties. Any and all Background IP of the Company shall at all times be owned exclusively by the Company, and any and all Background IP of Atai shall at all times be owned exclusively by Atai. Any and all Project IP shall vest with the Parties in accordance with United States laws of inventorship and authorship; provided, however, that with respect to such Project IP, (a) Atai shall solely own all right, title and interest in and to any and all (i) Atai Program Product-Specific IP, and (ii) all Clinical IP; and (b) Atai and the Company shall jointly own all right, title and interest in and to any and all Atai Program Product-Specific Formulation IP. For the avoidance of doubt, each of Atai and the Company shall be able to freely exploit all Atai Program Product-Specific Formulation IP without an accounting to the other (with the Company's use subject only to Section 3 of this Agreement).

2.2 Atai agrees that any Clinical IP resulting from phase I clinical trials may be used by the Company solely outside the Field. The Company agrees to use any such Clinical IP in strict accordance with this Agreement and all applicable laws, including all applicable laws governing patient privacy.

2.3 In consideration of the foregoing, the Company agrees that: (i) twenty percent (20%) of any funds actually received by the Company pursuant to the purchase or acquisition of Purchased Shares under the Purchase Agreement shall be available to be credited toward services provided by the Company under Development Projects under this Agreement ; and notwithstanding anything to the contrary in any other agreement between the Parties, any Scheduled Atai Program Product (as defined below) that is manufactured by the Company will be sold to Atai or its Affiliates at [***] only and no other costs (the "Manufacturing Fee"); provided that to the extent such products are not manufactured by the Company, the Company will receive a royalty of [***] of Net Sales in lieu of the Manufacturing Fee. "Scheduled Atai Program Product" means an Atai Program Product that relates to the Projects listed on attached Schedule 2.

2.4 To the extent that one or more Development Projects result in a commercially viable product as determined by Atai, one or more separate manufacturing agreements (each, a "Manufacturing Agreement") will be negotiated in good faith between the Parties pursuant to which the Company will manufacture such Atai Program Product(s), on the terms set forth herein and supplemented by other commercially reasonable, industry standard terms.

2.5 Atai shall keep complete and accurate records of all sales of Licensed Products in sufficient detail to enable the accurate calculation of any royalties that are payable to the Company in lieu of the Manufacturing Fee. Such records shall be retained for at least three (3) years after the close of the calendar quarter to which they pertain, or for such longer time as may be required to finally resolve any question or discrepancy raised by the Company. The Company shall have the right, itself or through independent, duly qualified accountants, to conduct audits of such records as reasonably necessary to verify the accuracy of such royalty payments.

2.6 For clarity, the rights and obligations of Atai under this Section 2 and Section 6 maybe assigned to one or more Associated Companies with respect to any Atai Program Product.

3. Exclusivity

3.1 Following the closing the Purchase Agreement, so long as Atai retains ownership or control of (i) no less than fifty percent (50%) of the Purchased Shares during the one year period following the first closing under the Purchase Agreement and (ii) no less than seventy-five percent (75%) of the Purchased Shares thereafter during the Term of this Agreement, the Company agrees and acknowledges it will not, without Atai's prior written consent: (x) license or sell any Company IP, or perform any services for, any Third Party within the Field anywhere in the world; and/or (y) on its own, or with or on behalf of, any Third Party, engage in the research, development, manufacture or commercialization of any products or services within the Field anywhere in the world (collectively, the "Restrictive Covenants"); provided that the foregoing shall not (a) prevent the Company from fulfilling any non-commercial obligations to any Third Party pursuant to any feasibility study or similar non-commercial agreement already existing as of the LOI Date, but is intended to prohibit the Company from entering into any agreements with any Third Party within the Field after the LOI Date, or (b) restrict or prevent the Company from executing new commercial agreements and conducting research, development, manufacture or commercialization, or engaging in any other activities with regard to the products identified in Schedule 1 hereto, or outside the Field.

3.2 Each Party will promptly notify the other Party upon becoming aware of any infringement or threatened infringement of the Company IP by a Third Party in the Field. The Parties shall co-operate fully in the enforcement of any Company IP. The Company shall have the first right to enforce the Company IP in all infringement, interference, misappropriation and other claims and proceedings, which it may undertake in its discretion. If the Company does not take steps to enforce the infringement or threatened infringement of the Company IP in the Field within sixty (60) days after the date that written notice thereof was received from or delivered to the Company, then Atai may take such legally permissible action as it deems necessary or appropriate to undertake such enforcement, which it may undertake in its discretion.  The Party enforcing such Company IP (the "Controlling Party") shall keep the other Party (the "Cooperating Party") fully informed of the actions and positions taken or proposed to be taken and the actions and positions taken by all other parties to such proceedings. If Atai requests the Company to join as a party to any action hereunder, the Company shall join as a party to that action at Atai's expense, and if the Company requests Atai to join as a party to any action hereunder, Atai shall join as a party to that action at the Company's expense. Any award paid by any third parties as a result of any actions taken pursuant to this Section 3.2 (whether by way of settlement or otherwise) shall first be applied to the reimbursement of any legal fees and expenses incurred by either Party, and then the remainder shall be divided between the Parties as follows: (a) Atai shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (or whichever measure of damages the court may have applied), then (b) the Company shall receive an amount equal to the Manufacturing Fee and any other amounts that Company would have received from Atai pursuant to a Manufacturing Agreement had Atai sold the infringing products or services rather than infringer, and then (c) the balance, if any, remaining shall be shared such that seventy-five percent (75%) goes to the Controlling Party and twenty-five percent (25%) goes to the Cooperating Party. The Company will have the sole right to enforce the Company IP in all infringement, interference, misappropriation and other claims and proceedings not related to the Field; and payment of all costs related to any such actions, including legal fees, will be the responsibility of the Company, and the Company shall be entitled to all damages and other amounts that are awarded and monies that are paid by way of settlement of or otherwise arising out of any such claim or proceeding. Each Party will cooperate with the other Party in making available all necessary documents and witnesses for any legal proceedings within the Field, without charging any fees to the other Party.

3.3 Notwithstanding the Restrictive Covenants described in Section 3.1, to the extent that the Company receives a bona fide commercial opportunity within the Field from one or more Third Parties during the Term as evidenced by a signed term sheet (each, a "Business Opportunity"), then the Company shall provide Atai with written notice to present such Business Opportunity to Atai (a "Business Opportunity Notice"). In each Business Opportunity Notice, the Company shall provide all information necessary or desirable in order for Atai to be able to fully evaluate the Business Opportunity, and Atai shall have 90 days after delivery of such a Business Opportunity Notice to determine whether to consent to the Company pursuing such Business Opportunity. Atai shall be entitled, by delivery of written notice to the Company prior to the end of such 90 day period, to withhold its consent to the Company pursuing a Business Opportunity if Atai determines in good faith that such Business Opportunity is competitive to products or services then being developed or commercialized, or planned to be developed in the future, by Atai or any of its Associated Companies. If Atai does not object to such Business Opportunity within such 90 day period, including the reasons for such good faith objection, then the Company may pursue such Business Opportunity without it being deemed a violation of the Restrictive Covenants.

3.4 Montelukast.  Notwithstanding anything to the contrary in this Agreement, the Company may engage in a montelukast program indicated for Parkinson's disease, Alzheimer's disease and/or dementia, which may be spun-off in a separate entity, including engaging agents in relation to financing specifically directed to that program. Upon securing interest in such financing, the Company shall include Atai in the decision making process as to which terms to agree to in relation to this potential financing of its montelukast program (the "Bona Fide Deal Terms") and the Parties shall negotiate in good faith structures to prevent dilution of Atai's present and potential future equity interest in the Company in connection with such financing. For the avoidance of doubt, this obligation shall not prevent the Company from pursuing any such opportunity with a Third Party, unless (a) Atai decides to finance such opportunity itself on terms no less favorable than the Bona Fide Deal Terms, or (b) such Bona Fide Deal Terms would be materially detrimental to Atai's rights under this Agreement, the Purchase Agreement or any other agreement between the Parties. For the avoidance of doubt, subject to the terms of this Section 3.4 relating to financing arrangements, any commercial activities by the Company in relation to a montelukast program indicated for Parkinson's disease, Alzheimer's disease and/or dementia shall not be considered a violation of the Restrictive Covenants.

4. Integration with Atai's platform

The Company will, at such time as Atai's ownership percentage of the Company requires consolidation of the Company into Atai (e.g., when such ownership percentage equals or exceeds fifty percent (50%)), (i) undertake, at Atai's expense, commercially reasonable efforts to integrate its systems into those of Atai, including without limitation, using such book keeping, accounting and other systems, all as reasonably requested by Atai, and (ii) enter into Atai's standard form Master Services Agreement, with any adjustments as the Parties mutually agree, under which Atai personnel would serve in various operational capacities on a reasonable cost-plus basis.

5. License in the Event of default

5.1 The Company hereby grants (and shall grant), solely on the occurrence of an Event of Default (as defined below), to Atai an exclusive, royalty-bearing, and sublicensable license (through multiple tiers) to Company IP within the Field. Notwithstanding the foregoing, (i) if an Event of Default relates only to a specific Manufacturing Agreement, the license grant under this Section 5.1 shall apply only to Atai Program Products subject to that Manufacturing Agreement and shall be made to Atai or directly to the Affiliate which is party to such Manufacturing Agreement, and (ii) to the extent that Atai no longer has exclusivity to the Field pursuant to Section 3.1 and the Company has subsequently either (A) entered into a commercial agreement with a Third Party or (B) has demonstrably and in good faith developed on its own without Atai with respect to any subset(s) of the Field, the license grant under this Section 5.1 will be deemed to exclude such subset(s) of the Field.

5.2 "Event of Default" means:

(a) The rightful termination by Atai of a Manufacturing Agreement due to uncured material breach by the Company to satisfy the manufacturing requirements for Licensed Products provided therein;

(b) any breach of the Restrictive Covenants or a material default by the Company under this or any other agreement with Atai that is not cured within a reasonable time; or

(c) any event described in Section 10.2(b) (Insolvency) below.

6. TAXES

All payments made by Atai or its Affiliates to the Company shall be made without deduction for any taxes, including value added taxes, sales taxes, use taxes, consumption taxes, transfer taxes, gross receipt taxes, customs, duties, export fees and other government fees, charges and exactions of any nature, except to the extent any withholding of taxes is required by applicable laws in effect at the time of payment. If Atai or its Affiliates is required to deduct and withhold any taxes from any payment made to the Company pursuant to this Agreement, the amount of such taxes will be deducted from the applicable payment made to the Company, such taxes will promptly be paid by Atai or such Affiliates on behalf of the Company to the appropriate governmental authority, and Atai or such Affiliates will furnish the Company with proof of payment of such tax. Each Party shall provide reasonable assistance to the other Party in minimizing or claiming exemptions from, or refunds of, any such applicable withholding taxes, upon the other Party's written request.

7. Confidentiality

7.1 Confidentiality Obligations. Each Party agrees that, during the Term and for a period of five years thereafter, such Party will protect and hold the other Party's Confidential Information in trust and confidence, that it will not use the other Party's Confidential Information in any manner or for any purpose not expressly permitted by this Agreement, and that it will not disclose any of the other Party's Confidential Information to any Third Party without first obtaining the other Party's express written consent on a case-by-case basis.

7.2 Exceptions. Confidential Information of a disclosing Party shall not include information which the receiving Party can demonstrate by competent written evidence:

(a) is now, or hereafter becomes, publicly known or available through no fault on the part of the receiving Party or Persons to whom a receiving Party Confidential Information as contemplated by Section 7.3(b);

(b) is known by the receiving Party or its Affiliates as a matter of legal right, without restriction on use or disclosure, at the time of receiving such information;

(c) is hereafter disclosed to the receiving Party or its Affiliates by a Third Party, as a matter of legal right and without restriction on such disclosure; or

(d) is developed independently by or on behalf of the receiving Party or its Affiliates without the use of any Confidential Information of the other Party.

7.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, a Party may disclose Confidential Information of the other Party or the existence or terms of this Agreement to the extent such disclosure is reasonably necessary in the following instances:

(a) responding to a valid order of a court or other governmental body or any political subdivision thereof, or as otherwise required by law, including, without limitation, securities laws, provided that the receiving Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure, (ii) limits the disclosure to the required purpose, and (iii) at the disclosing Party's request and expense, assists in an attempt to object to or limit the required disclosure; and

(b) disclosure on a "need to know basis" to a Party's and its Affiliate's respective directors, employees, contractors, advisors and agents, and to a Party's investors, lenders, other financial partners or acquirers in connection with due diligence investigations, each of which, prior to any such disclosure, must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 7.

7.4 Agreement Terms. The Parties agree and acknowledge that this Agreement is confidential and the terms hereof will be kept confidential and will not be published or disclosed to any Third Party, except as permitted by Section 7.3 or by written agreement of the Parties. In the event disclosure of the terms of this Agreement is required by applicable laws or the rules of any recognized stock exchange or quotation system, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure to the extent practicable under the circumstances, and, if so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as requested by the other Party. For purposes of clarity, with the prior written consent of the other Party, either Party may issue press releases announcing the existence of this Agreement so long as the terms hereof are kept confidential.

8. Representations, Warranties And Liability

8.1 The Company's Representations and Warranties

The Company represents, warrants and covenants to Atai that:

(a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(b) it has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and perform its obligations hereunder;

(c) the execution and delivery of this Agreement by it and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligations under:

(i) any agreement to which it is a party or is otherwise bound by;

(ii) any of the terms and provisions of its organizational documents or by-laws, or resolutions of the board of directors (or any committee thereof);

(iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over it;

(iv) any license, permit, approval, consent or authorization held by it; or

(v) any applicable law, statute, ordinance, regulation or rule;

(d) to the knowledge of the Company, the Company owns all Intellectual Property Rights, free and clear of any lien, encumbrance, or Third-Party rights;

(e) to the knowledge of the Company, there are no legal claims, judgments or settlements against or owed by the Company or pending legal claims or litigation, in each case relating to the Intellectual Property or Intellectual Property Rights of the Company relevant to the Field and it has not received notice of any action, suit, inquiry, investigation or other proceeding threatened, pending or ongoing brought by any Third Party that challenges or threatens the validity or enforceability of any of the patents or patent applications included in such Intellectual Property or Intellectual Property Rights or that the development, manufacture, commercialization and use of Licensed Products would infringe or misappropriate the Intellectual Property or Intellectual Property Rights of any Third Party;

(f) to the knowledge of the Company, no Third Party is infringing or misappropriating any Intellectual Property of the Company relevant to the Field; and

(g) the Company has the right to grant to Atai the rights and licenses that it purports to grant hereunder, and the Company has not granted and will grant to any Third Party any rights that would interfere or be inconsistent with the rights and licenses granted to Atai hereunder.

8.2 Atai's Representations and Warranties

Atai represents and warrants to the Company that:

(a) it is duly incorporated and organized and validly under the laws of its jurisdiction of incorporation and has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(b) it has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the performance of its obligations hereunder and to cause all necessary meetings of directors to be held for such purposes;

(c) the execution and delivery of this Agreement by Atai and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Atai under:

(i) any agreement to which Atai is a party or is otherwise bound by;

(ii) any of the terms and provisions of the organizational documents or by-laws, or resolutions of the board of directors (or any committee thereof), of Atai;

(iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Atai;

(iv) any license, permit, approval, consent or authorization held by Atai; or

(v) any applicable law, statute, ordinance, regulation or rule.

9. Indemnification

9.1 Indemnification by Atai. Atai hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, directors, employees and agents (the "Company Indemnitees") from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys' fees ("Losses"), to which any the Company Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a "Third Party Claim") brought against a Company Indemnitee after the Effective Date to the extent such Losses arise out of (a) the negligence or willful misconduct of Atai in performing its obligations or exercising its rights under this Agreement, or (b) the breach of any of the covenants, warranties and representations made by Atai to the Company under this Agreement, except in each case, to the extent such Losses result from the breach of this Agreement by the Company or the negligence or willful misconduct of any Company Indemnitee.

9.2 Indemnification by the Company. The Company hereby agrees to indemnify, defend and hold harmless Atai and its Affiliates and their respective officers, directors, employees and agents (the "Atai Indemnitees") from and against any and all Losses to which any Atai Indemnitee may become subject as a result of (a) any Third Party Claim brought against an Atai Indemnitee after the Effective Date to the extent such Losses arise out of (i) the negligence or willful misconduct of the Company in performing its obligations or exercising its right under this Agreement, or (ii) the breach of any of the covenants, warranties and representations made by the Company to Atai under this Agreement, except in each case, to the extent such Losses result from the breach of this Agreement by Atai or the negligence or willful misconduct of any Atai Indemnitee, and/or (b) any breach by the Company of the Restrictive Covenants.

9.3 Indemnification Procedure. Each Party's agreement to indemnify, defend and hold the other Party harmless is conditioned on the indemnified Party (a) providing written notice to the indemnifying Party of any Third Party Claim  for which it is seeking indemnification hereunder promptly after the indemnified Party has knowledge of such Third Party Claim, (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third Party Claim, (c) assisting the indemnifying Party, at the indemnifying Party's reasonable expense, in the investigation of, preparation for and defense of any such claim or demand, and (d) not compromising or settling such Third Party Claim without the indemnifying Party's written consent, not to be unreasonably withheld.

9.4 Disclaimer and Limitation. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WITH RESPECT TO THE OUTCOME OR RESULTS OF ANY ACTIVITIES TO BE PERFORMED PURSUANT TO THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT INCLUDING LOST PROFITS WHICH ARE IN THE NATURE OF SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF THE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATION IN THE PREVIOUS SENTENCE WILL NOT APPLY TO DAMAGES RESULTING FROM BREACHES BY A PARTY OF SECTIONS 2.1-2.2 OF THIS AGREEMENT (INTELLECTUAL PROPERTY AND USE OF CLINICAL IP), SECTION), SECTION 3 OF THIS AGREEMENT (RESTRICTIVE COVENANTS), SECTION  7 OF THIS AGREEMENT (CONFIDENTIALITY), OR TO ANY INDEMNIFICATION OBLIGATIONS HEREUNDER. IN ADDITION, EACH PARTY AGREES THAT IT SHALL USE REASONABLE COMMERCIAL EFFORTS TO MITIGATE AND CAUSE ITS AFFILIATES, IF APPLICABLE, TO MITIGATE THE DAMAGES FOR WHICH THE OTHER PARTY MAY BE LIABLE HEREUNDER.

10. Term and Termination

10.1 Term.   The term of this Agreement (the "Term") shall commence on the Effective Date and continue until terminated in accordance with Section 10.2.

10.2 Termination.

(a) Breach. A Party may terminate this Agreement upon written notice to the other Party if such other Party has materially breached this Agreement and fails to cure such material breach within thirty (30) days after receiving written notice of such breach from such Party, such termination to be effective upon the expiration of such cure period.

(b) Insolvency. A Party may terminate this Agreement upon written notice to the other Party upon or after the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the other Party's assets for the benefit of creditors; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within 60 Business Days after the filing thereof.

(c) Termination by Atai at Will. Atai shall have the right to terminate this Agreement at any time for any reason or for no reason upon delivery of at least twenty (20) Business Days' prior written notice to the Company.

(d) Termination by the Company at Will. The Company shall have the right to terminate this Agreement (i) at any time for any reason or for no reason upon delivery of at least twenty (20) Business Days' prior written notice to Atai at any time that both (A) there is neither a Project Development Agreement nor a Manufacturing Agreement in force with respect to any Atai Program Product, and (B) Atai does not own or control at least eight percent (8.0%) of the Company's issued and outstanding equity, or (ii) in the event that the Purchase Agreement is not approved by the Company's shareholder as provided for therein and otherwise in accordance with the agreements between the Parties, including receipt of payment by the Company of the purchase price for the Initial Shares.

(e) Mutual Agreement. This Agreement may be terminated upon written agreement by the Parties.

10.3 Effect of Expiration or Termination; Survival.

(a) Generally. Upon any expiration or termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate and be of no further force or effect, except as otherwise expressly set forth below in this Section 10.3.

(b) Confidential Information. Upon expiration or termination of this Agreement, at the request of the other Party, each Party shall return to the other Party all Confidential Information of the other Party (including all copies thereof) in such Party's possession; provided, however, that the receiving Party shall be entitled to retain one copy of all such Confidential Information solely for record-keeping purposes subject to an ongoing obligation of confidentiality.

(c) Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation (including payment obligations) accruing prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such expiration or termination. Without limiting the foregoing, Sections 1, 5, 6, 7, 9, 10.3, 10.4, and 11 shall survive expiration or termination of this Agreement.

10.4 Remedies. In the event of any breach of any provisions of this Agreement, in addition to the termination rights set forth herein, each Party shall have all other rights and remedies at law or equity to enforce this Agreement.

11. General Provisions

11.1 Dispute Resolution.

(a) Informal Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, the Parties shall, through officers at or above the executive level of each Party, first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within 15 days after either Party provides notice to the other Party that it wishes to invoke such negotiations. If the Parties are unable to resolve such dispute through such negotiations, then, the Company or Atai may, at its sole discretion, seek resolution of such dispute by arbitration in accordance with and subject to the provisions set forth in this Section 11.1.

(b) Jurisdiction; Venue. Except as otherwise provided in Section 11.1(b), the sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States District Court for the Southern District of New York, and the Parties to this Agreement hereby consent to the jurisdiction of such court and waive any objection to the venue of such proceeding. Process may be served upon each Party in the manner specified in Section 11.3 and each Party irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

(c) Injunctive Relief. Notwithstanding the provisions of Section 11.1(b), each Party acknowledges and agrees that, due to the unique and valuable nature of the other Party's proprietary information and materials, there can be no adequate remedy at law for any breach by such Party of the provisions of this Agreement, that any such breach may result in irreparable harm to the other Party for which monetary damages would be inadequate to compensation such Party and that the other Party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such Party under such provisions, without the necessity of posting any bond or security.

(d) WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS WARRANT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.2 Governing Law. This Agreement is made and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties.

11.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 11.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight international delivery service, or (b) when received, if sent by email and receipt of such email is confirmed, If to Atai:

ATAI Life Sciences AG
c/o Mindspace
Krausenstrasse 9-10
10117 Berlin, Germany

Attn:  Florian Brand and Ryan Barrett
Email:  florian@Atai.life and ryan@Atai.life

with a copy (which shall not constitute notice) to:

and with a copy (which shall not constitute notice) to:

Torys LLP
79 Wellington St. W., 30th Floor
Box 270, TD South Tower
Toronto, ON M5K 1N2

Attention:  Cheryl Reicin
Email: creicin@torys.com

If to the Company:

IntelGenx Corp.

6420 Abrams

St-Laurent

Quebec H4S 1Y2

Canada

Attn: Horst Zerbe and Tommy Kenny

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

161 Bay St #4310

Toronto

Ontario M5J 2S1

Canada

Attention:  Richard Raymer

Email: Raymer.richard@dorsey.com

11.4 Relationship of the Parties. The Parties shall perform their obligations under this Agreement as independent contractors and nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

11.5 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except either Party may assign this Agreement in whole or in part to an Affiliate, or in connection with the transfer or sale of all or substantially all of its assets whether by merger, sale of stock, sale of assets or otherwise. This Agreement shall inure to the benefit of and be binding upon each Party signatory hereto, its successors and permitted assigns. No assignment shall relieve either Party of the performance of any accrued obligation that such Party may have under this Agreement. Any assignment not in accordance with this Agreement shall be void.

11.6 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than the obligations under Section 3.3 above or to make payment when due) by reason of any event beyond such Party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party's failure or delay in performance due to force majeure must be given to the other Party within 7 Business Days after its occurrence. All dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

11.7 Entire Agreement; Modification. This Agreement is both a final expression of the Parties' agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications between the Parties, whether oral, written or otherwise, concerning any and all matters contained herein. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. No amendment, modification or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

11.8 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time, and shall be signed by such Party.

11.9 Severability. If any provision of this Agreement shall be deemed void in whole or in part for any reason whatsoever, the remaining provisions shall remain in full force and effect. The Parties shall make a good faith effort to replace any such provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

11.10 Headings. The headings contained in this Agreement have been added for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction.

11.11 Interpretation. All references in this Agreement to a Section or Exhibit shall refer to a Section or Exhibit in or to this Agreement, unless otherwise stated. Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" and similar words means including without limitation. The word "or" means "and/or" unless the context dictates otherwise because the subject of the conjunction are mutually exclusive. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise. References to the singular include the plural.

11.12 English Language. This Agreement is in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

11.13 Counterparts. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signature of more than one person, but all such counterparts taken together will constitute one and the same agreement. Signatures provided by facsimile transmission or in Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have duly executed this Strategic Development Agreement as of the Effective Date.

ATAI Life Sciences AG		IntelGenx Corp.
By:	/s/ Florian Brand	By:	/s/ Horst Zerbe
	Name: Florian Brand Title: Chief Executive Officer		Name: Horst Zerbe Title: Chief Executive Officer

By:	/s/ Greg Weaver
Name: Greg Weaver Title: Chief Financial Officer

Schedule 1

Products Exempted from the Restrictive Covenants

Cannabis, cannabinoid, all indications

Buprenorphine indicated for pain or for the treatment of opioid dependence (i.e., and limited to Suboxone)

Apomorphine indicated for Parkinson and connected disease

Rizatriptan indicated for migraine

Montelukast indicated for Covid-19

Tadalafil indicated for erectile dysfunction

Schedule 2

Scheduled Atai Program Products

Atai shall select 4 Atai Program Products as follows:

  As of the Effective Date, Atai has the right to nominate two Atai Program Products, which will be each of Atai’s [***] and [***] programs

  Upon Atai owning or controlling forty percent (40%) or more of the Company’s outstanding common stock, a third Atai Program Product may be designated by Atai.

  Upon Atai owning or controlling sixty percent (60%) or more of the Company’s outstanding common stock, a fourth Atai Program Project may be designated by Atai.

  As any additional Atai Program Products are designated by Atai by notice to Company hereunder, this Schedule 2 shall be deemed amended accordingly, and Atai may substitute a given Atai Program Product under this Schedule 2 at any point prior to entry into a Manufacturing Agreement with respect to such Atai Program Product.